THE ALGER FUNDS

FUND ADMINISTRATION AGREEMENT

May 20, 2025

Fred Alger Management, LLC

100 Pearl Street, 27th Floor

New York, New York 10004

Dear Sirs:

The Alger Funds (the “Trust”), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, on behalf of its series named on Schedule I hereto, as such Schedule may be revised from time to time (each, a “Fund”), herewith confirms its agreement with you as follows:

The Trust desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its charter documents and in its Prospectuses and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Trust’s Board of Trustees (the “Board”). The Trust desires to employ you to act as its fund administrator pursuant to this Agreement.

In this connection it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist in the performance of this Agreement. Such person or persons may be officers or employees who are employed by both you and the Trust. Additionally, in rendering services hereunder, you may, subject to the approval of the Board, cause such services or any portion thereof to be provided by another person pursuant to a sub-administration agreement; provided that in such event you shall remain responsible for monitoring and overseeing the performance by such person of its obligation to the Trust under such sub-administration agreement. Subject to the approval of the Board, the fees and out-of-pocket expenses charged by such person in performing these services will be paid or reimbursed by the Trust and will not reduce the fees paid to you.

Subject to the supervision and control of the Board, and except as provided in the Investment Advisory Agreement or the Shareholder Administrative Services Agreement, you will be responsible under this Agreement for overseeing all aspects of the Trust’s operations. You will oversee: accounting and bookkeeping services, preparation of financial statements, tax returns, state registration and Blue Sky filings, and calculation of the net asset value of each Fund’s shares. You will supply legal services, and internal executive and administrative services; and prepare reports to each Fund’s stockholders, and reports to and filings with the Securities and Exchange Commission. Without limiting the foregoing, you agree, during the term of this Agreement, to be responsible for:

(a)	providing office space, telephone, office equipment and supplies for the Trust;

(b)	paying compensation of the Trust’s officers for services rendered as such;

(c)	authorizing expenditures and approving bills for payment on behalf of the Trust;

(d)

preparation of the periodic updating of the Trust’s Registration Statement, including the Prospectuses and Statement of Additional Information, for the purpose of filings with the Securities and Exchange Commission and monitoring and maintaining the effectiveness of such filings, as appropriate;

(e)

supervising preparation of periodic reports to each Fund’s shareholders and filing of these reports with the Securities and Exchange Commission, notices of dividends, capital gains distributions and tax credits, and attending to routine correspondence and other communications with individual shareholders;

(f)

overseeing the daily pricing of each Fund’s investment portfolio and the publication of the net asset value of each Fund’s shares, earnings reports and other financial data by the Trust’s accounting agent;

(g)	monitoring relationships with organizations providing services to the Trust, including the Trust’s accounting agent, custodian, Blue Sky filing agent and printers;

(h)

supervising compliance by the Trust with recordkeeping and periodic reporting requirements under the Investment Company Act of 1940, as amended (the “1940 Act”) and regulations thereunder, maintaining books and records for the Trust (other than those maintained by the Trust’s custodian and transfer agent) and supervising the preparation of tax reports other than the Trust’s income tax returns;

(i)	preparation of materials for meetings of the Board and preparation of minutes of such meetings;

(j)	oversight of service providers who file claims for class action lawsuits with respect to securities in the Trust;

(k)	arranging for the Trust the required fidelity bond and other insurance, if applicable;

(l)	providing executive, clerical and secretarial help needed to carry out these responsibilities;

(m)	compliance monitoring of each Fund’s investment guidelines and 1940 Act restrictions; and

(n)	supervising the proxy voting process, maintaining appropriate proxy voting policies and procedures, and maintaining appropriate proxy voting records for the Funds.

You shall exercise your best judgment in rendering the services to be provided hereunder and the Trust agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Trust, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Trust or to its security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

In consideration of the services rendered pursuant to this Agreement, the Trust will pay you on the first business day of each calendar month a fee at the annual rate set forth opposite each Fund’s name on Schedule I hereto. Net asset value shall be computed on such days and at such time or times as described in the Trust’s then-current Prospectus and Statement of Additional Information. The fee for the period from the effective date of this Agreement to the end of the month in which such date occurs shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

For the purpose of determining fees payable to you, the value of each Fund’s net assets shall be computed in the manner specified in the Trust’s charter documents for the computation of the value of each Fund’s net assets.

You will bear all expenses in connection with the performance of your services under this Agreement, except, subject to Board approval, the fees and out-of-pocket expenses charged for a third party system, unaffiliated vendor, software licensing and such other related fees will be paid or reimbursed by the Trust and will not reduce the fees paid to you. All other expenses to be incurred in the operation of the Trust will be borne by the Trust, except to the extent specifically assumed by you pursuant to your Investment Management Agreement with the Trust.

The Trust understands that you now act and will continue to act as administrator of various investment companies and fiduciary or other managed accounts, and the Trust has no objection to your so acting. In addition, it is understood that the persons employed by you to assist in the performance of duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of you or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust, to be rendering such services to or acting solely for the Trust and not as an officer, director, partner, employee, or agent or one under your control or direction even though paid by you.

As to each Fund, this Agreement shall continue automatically for successive annual periods ending on September 30th of each year, provided such continuance is specifically approved at least annually by (i) the Board or (ii) vote of a majority (as defined in the 1940 Act) of such Fund’s outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Board members who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. As to each Fund, this Agreement is terminable without penalty, on 60 days’ notice, by the Board or by vote of holders of a majority of such Fund’s shares or, upon not less than 60 days’ notice, by you. This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act).

This Agreement has been executed on behalf of the Trust by the undersigned officer of the Trust in his or her capacity as an officer of the Trust. The obligations of this Agreement shall only be binding upon the assets and property of the Trust and shall not be binding upon any Board member, officer or shareholder of the Trust individually.

If the foregoing is in accordance with your understanding, kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

THE ALGER FUNDS

By:	/s/ Hal Liebes
Hal Liebes, President

Accepted:

FRED ALGER MANAGEMENT, LLC

By:	/s/ Tina Payne
Tina Payne, SVP, CCO and General Counsel

SCHEDULE I

Name of Fund	Annual Fee as a Percentage of Average Daily Net Assets
Alger AI Enablers & Adopters Fund	0.0275%
Alger Capital Appreciation Fund	0.0275%
Alger Concentrated Equity Fund	0.0275%
Alger Growth & Income Fund	0.0275%
Alger Health Sciences Fund	0.0275%
Alger International Opportunities Fund	0.0275%
Alger International Small Cap Fund	0.0275%
Alger Mid Cap Focus Fund	0.0275%
Alger Mid Cap Growth Fund	0.0275%
Alger Small Cap Focus Fund	0.0275%
Alger Small Cap Growth Fund	0.0275%
Alger Weatherbie Specialized Growth Fund	0.0275%
Alger 35 Fund	0.0275%